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                                                                    Exhibit 99.1

WILLBROS GROUP, INC.                                             (WILLBROS LOGO)

NEWS RELEASE                         CONTACT: Michael W. Collier
                                              Vice President, Investor Relations
                                              Willbros USA, Inc.
                                              (713) 403-8016

                                              Jack Lascar / Partner
                                              DRG&E
FOR IMMEDEDIATE RELEASE                       (713) 529-6600

                         WILLBROS ANNOUNCES NEW PROJECTS
                        AWARDS AND SALE OF OPAL FACILITY

          - MULTIPLE PROJECTS AWARDS IN CANADA, UNITED STATES, MIDDLE EAST AND WEST AFRICA

          -    CONTRACT VALUE EXCEEDS $175 MILLION

          -    WILLIAMS PURCHASES OPAL GAS PROCESSING TRAIN

HOUSTON, TEXAS - JANUARY 17, 2006 - Willbros Group, Inc. (NYSE: WG) announced today that business units in Canada, the United States, the Middle East and West Africa have been awarded multiple projects valued in excess of $175 million.

     Willbros MSI Canada Inc. ("Willbros Canada") has been awarded a contract for the fabrication of process modules by Canadian Natural Resources Limited ("CNRL"). The modules will be fabricated in Edmonton, Alberta at Willbros Canada's new 90,000 square foot fabrication facility which was readied for service over the past year. The contract will run through the third quarter of 2006 and anticipates the follow-on services to erect, install and commission the modules at CNRL's Horizon Oil Sands Project. The project is located 70 kilometers north of Fort McMurray, where CNRL owns and operates leases covering 115,000 acres through lease arrangements with the Province of Alberta. Drilling on the leases indicates an estimated 16 billion barrels of bitumen in place, with approximately six billion recoverable barrels under existing mining technologies. Willbros Canada provides maintenance, fabrication and construction services to the energy markets in the oil sands region of northern Alberta.

     In the United States, Willbros RPI, Inc. ("Willbros RPI"), Houston, Texas, is constructing 45 miles of 30-inch natural gas pipeline construction in North Texas and


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was awarded another project for the installation of 22 miles of 42-inch natural gas pipeline, also in Texas, for Energy Transfer Corporation. Willbros RPI is also completing 74 miles of 24-inch products pipeline in the Southeastern United States and the relocation of two natural gas processing plants in North Texas and Oklahoma. Willbros RPI is a full service pipeline constructor with experience in plant maintenance and construction. Since its acquisition by Willbros in 2000, Willbros RPI has completed projects encompassing over one thousand miles of mainline cross-country pipelines.

     The Company also noted that Willbros Engineers, Inc. ("WEI"), Tulsa, Oklahoma has been awarded several significant engineering contracts for confidential projects and that WEI is operating at higher levels of activity in response to an increased flow of projects in the natural gas pipeline sector in North America.

     The Oman Construction Company ("TOCO"), Muscat, Oman, has been awarded an engineering, procurement and construction project for the design and installation of a 104 kilometer, 18-inch natural gas condensate pipeline and an 80 kilometer, 36-inch natural gas pipeline in the Kauther area of Oman. The project is in its initial stage with completion anticipated in the third quarter of 2007. TOCO has operated in Oman for over 40 years and is positioned to enjoy increased activity associated with the development and expansion of the liquefied natural gas ("LNG") business in Oman. TOCO, under a long term contract, also performs maintenance services for Oman LNG.

     In West Africa, Willbros units have been awarded a new assignment for installation of pipeline and plant facilities on Bonny Island for Total subsidiary Elf Petroleum Nigeria, Limited. The project is expected to be complete in the second quarter of 2006. Willbros also reported an expanded scope for an assignment currently underway offshore Nigeria to upgrade existing oil and gas production facilities. Additionally, the Company reported that its expansion of its fabrication facilities to a nominal capacity of 1.5 million manhours is 80% complete. Willbros units have been active in Nigeria since 1962 and provide turn-key or individual project services, including fabrication, for onshore, swamp and offshore pipeline and field projects.

     Willbros also announced that Tulsa, Oklahoma-based Williams (NYSE:WMB), has purchased the TXP-4 natural gas processing train at a complex in Opal, Wyoming. Designed, constructed and owned by Willbros under an agreement with Williams, TXP-4 was an innovative solution, developed and completed within a short timeframe, to


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respond to the need for additional gas processing capacity to handle growing natural gas production volumes whereby Williams operated the facility and both companies participated in the revenue stream generated by the unit. Willbros indicated that the project, while commercially successful, was not considered a core asset and the capital raised from the sale would be redeployed in core business opportunities. Willbros received cash payments of approximately $32.5 million for the sale of the processing train and other matters associated with related projects. Williams already owns the remainder of the entire Opal facility, including three other processing trains.

     Michael F. Curran, chairman and chief executive officer of Willbros, stated, "We are increasing our focus on our core engineering and construction business. The Opal investment was an innovative solution and a joint success for both our companies when conceived in 2003. However, we believe the environment today does not favor that strategic approach because of its unique structure. We continue to work with our investment bank and strategic advisor to identify and analyze additional scenarios to focus our strategy and to deliver improved value to our shareholders. With a record backlog at the end September 30, 2005 and a very robust market before us, we believe we have significant opportunities to redeploy this capital and capture additional attractive projects in North America."

     Willbros Group, Inc. is an independent contractor serving the oil, gas and power industries, providing engineering and construction, and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including such things as the potential for additional investigations, fines and penalties by government agencies, the financial impact of internal investigations, litigation that may arise from the investigations, the outcome of potential SEC and Department of Justice investigations, including review and restatement of the Company's previously announced or filed financial results and the costs and expenses associated therewith; the identification of one or more other issues that require restatement of one or more prior period financial statements; the completion and audit of Willbros' 2005 financial statements; the communication by Willbros' management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; availability of quality management, availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company's loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

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